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         [Sutherland, Asbill & Brennan LLP]
                     letterhead


                                   January 14, 1998



Oglethorpe Power Corporation
Post Office Box 1349
2100 East Exchange Place
Tucker, Georgia  30085-1349

OPC Scherer 1997 Funding Corporation A
c/o J.H. Management Corporation
One International Plaza
Suite 520
Boston, Massachusetts  02110

          Re:  Oglethorpe Power Corporation --
               Registration Statement File No. 333-42759

Dear Sirs:

     Oglethorpe Power Corporation (An Electric Membership Corporation), a Georgia electric membership corporation ("Oglethorpe"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-4, Registration Statement File No. 333-42759 (such Registration Statement as amended by Amendment No. 1 being referred to as the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, Serial Facility Bonds Due June 30, 2011 (the "Facility Bonds") of OPC Scherer 1997 Funding Corporation A, a Delaware corporation (the "Company") described in such Registration Statement.

     On the basis of such investigation as we have deemed necessary, we are of the opinion that:

     When (i) the Registration Statement becomes effective, (ii) the Collateral Trust Indenture, dated as of December 1, 1997, between the Company, Oglethorpe and SunTrust Bank, Atlanta, as


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Oglethorpe Power Corporation
OPC Scherer 1997 Funding Corporation A
January 14, 1998
Page 2

Trustee, filed as Exhibit 4.1 to the Registration Statement (the "Collateral Trust Indenture") has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Facility Bonds have been duly executed, authenticated and issued as contemplated in the Registration Statement and in accordance with the terms of the Collateral Trust Indenture and the Exchange and Registration Rights Agreement filed as Exhibit 4.15 to the Registration Statement, and delivered in exchange for the Company's outstanding Serial Facility Bonds Due June 30, 2011 to the holders of such securities, the Facility Bonds will be legally issued, fully paid and non-assessable securities of the Company and will be binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent conveyance and other similar laws relating to or affecting creditors' rights, by other laws of general application affecting the rights and remedies of creditors and by general equitable principles.

     In rendering the opinion set forth above, we are not passing on any matter which is not governed by the laws of the State of Georgia, the Delaware General Corporation Law or the United States of America and our opinion is limited to the facts and laws in existence on this date and at no subsequent time.

     We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm in the section captioned "Legal Opinions" included in the prospectus forming a part of the Registration Statement.

                              Very truly yours,

                              SUTHERLAND, ASBILL & BRENNAN LLP